Exhibit 99.2

Greif, Inc.
Fourth Quarter 2022 Earnings Results Conference Call
December 8, 2022

CORPORATE PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., Chief Executive Officer
Lawrence Allen Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Matt Leahy – Greif, Inc., Vice President, Corporate Development and Investor Relations

OTHER PARTICIPANTS
Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division
Aadit Shrestha Stifel, Nicolaus & Company, Incorporated, Research Division
George Leon Staphos BofA Securities, Research Division
Ghansham Panjabi Robert W. Baird & Co. Incorporated, Research Division

MANAGEMENT DISCUSSION SECTION
Operator
Good day, and thank you for standing by. Welcome to the Greif Fourth Quarter 2022 Conference Call. At this time all participants are in a listen only mode. After the speaker’s presentation, there will be a question and answers session. To ask a question during the session you will need to press star one on your telephone. You will then hear an automated message advising your hand is raised. Please be advised that today's conference is being recorded.
I would now like to hand the conference over to your speaker today, Matt Leahy, Vice President of Investor Relations and Corporate Development. Please go ahead, sir.
Matt Leahy
Vice President of Corporate Development & Investor Relations
Thanks, and good morning, everyone. Welcome to Greif's Fourth Quarter Fiscal 2022 Earnings Conference Call. This is Matt Leahy, Greif's Vice President of Corporate Development and Investor Relations, and I am joined by Ole Rosgaard, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer.
We will take questions at the end of today's call. In accordance with Regulation Fair Disclosure, please ask questions regarding issues you consider important because we are prohibited from discussing material nonpublic information with you on an individual basis. Please limit yourself to one question and one follow-up before returning to the queue.
Please turn to Slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we will be referencing certain non-GAAP financial measures, and reconciliation to the most directly comparable GAAP metrics can be found in the appendix of today's presentation.
And now I turn the presentation over to Ole on Slide 3.
Ole G. Rosgaard
President, CEO & Director
Thank you, Matt, and good morning, everyone. I'm extremely proud of the results our colleagues delivered in 2022, easily the most successful in financial terms in Greif's history. We believe these outstanding results are driven by the high engagement among our teams, our focus on delivering legendary customer service and our consistent commitment to value over volume approach. This year has seen headwinds related to volatility in both raw materials and other input costs, complex macroeconomic issues, including the war in Ukraine and various regulatory responses to the ongoing COVID-19 pandemic.
Internally, it was also a year of change. A new executive leadership team created our Build to Last strategy, which we presented at our Investor Day in June. I believe that change opens doors for opportunity, and our results this year are evidence of the global Greif team's ability to capture those opportunities.
Therefore, before discussing our detailed fourth quarter results, I would like to express my heartfelt appreciation for the resilience, dedication and consistency of performance from our whole Greif team. We ended the year with a strong balance sheet, record free cash generation and strong EBITDA and earnings performance when compared to a historically strong full

Exhibit 99.2

year '21 comp. We do anticipate some challenges heading into 2023, but are confident our team can manage well through any market environments, and I'm excited for the year ahead.
Regarding our long-term strategic objectives, the team has made excellent progress on all 4 missions of our Build to Last strategy. During the past quarter, we formally launched our fifth and sixth Colleague Resource Groups, furthering our diversity, equity and inclusion objectives and our goal of creating thriving communities. In the quarter, Newsweek recognized this progress by announcing Greif as #58 on their 2022 America's Most Loved Workplaces publication.
In regard to legendary customer service, we released our 12th Net Promoter Score survey, resulting in a 5-point improvement from the prior year. Lastly, by the end of the calendar year, we plan to release our 2030 sustainability targets, which are designed to help accelerate our progress towards protecting our future. Our sustainability leadership was recognized in the quarter through an AA MSCI rating, Gold EcoVadis rating, and ranking #49 on Investor's Business Daily Top 100 Best ESG Companies.
In addition to the record results our team achieved in 2022, I'm also excited to further discuss today our planned acquisition of Lee Container and what that acquisition means for our strategy.
Please turn to Slide 4. As discussed at Investor Day, the acquisition priorities in our GIP business are to grow in resin-based products, with jerrycans being an important part of our strategic growth plan. Our most attractive targets are close to our core business of Industrial Packaging and add diversification benefits in product offerings, geographies and end markets serviced. Additionally, our ideal M&A targets are immediately margin accretive, supporting our margin expansion and return on capital goals outlined at Investor Day.
Lee Container is an outstanding example of utilizing our disciplined M&A framework to drive growth and value for our Company and shareholders. Lee provides a strong foothold in the North America small plastics and jerrycan business segments, one in which we have expertise elsewhere in the world, which furthers our expansion into less cyclical end markets and provides a platform for continued growth through both organic and inorganic investments.
Lee's exposure to the attractive agrochemical and specialty chemical end markets supports above-average growth, and the sustainability element of their packaging adds to the attractiveness of our products and future partnership opportunities for our customers. We see the Lee team as an excellent addition to our GIP business and anticipate closing the acquisition prior to calendar year-end. I'm very excited to welcome our new colleagues to Greif.
Let's now return to our quarterly results on Slide 5. Our Global Industrial Packaging business experienced growing headwinds during our fiscal fourth quarter. Volumes fell across our GIP platform in most geographies as we saw sequentially declining demand through each month of the quarter. Global steel drum and plastics were down mid-single digits year-over-year. EMEA saw a step down in demand due to impacts to our customers from energy inflation and challenges related to the war in Ukraine.
Similar to prior quarters, our APAC demand remained sporadic with the continued strict lockdown protocols in China impacting supply chain and industrial production, resulting in softness in most end markets, excluding automotive, which has seen a modest recovery as a result of government incentives.
North America also experienced sequential demand weakness as domestic spending and manufacturing activity slowed. Our LatAm business remained strong in Q4, up mid-single digits off a strong Q4 '21 comparison due to robust demand in the citrus, ag and transportation markets. In the fourth quarter, our GIP business also faced headwinds from the rapid decline in steel costs. In North America, steel prices declined over 43% from June to November, with a similar trend, although not quite as severe, in EMEA and LatAm.
As we have explained in the past, rapid declines in steel negatively impacts our profitability. The lag effect on price cost drives near-term margin compression as we work through higher-cost steel inventory orders over the past 3+months, while selling at lower index adjusted prices. This headwind is temporary. But in the near term, we expect this margin pressure to continue in our steel business during the first half of fiscal '23, as our price adjustment mechanisms continue to reset.
The combination of these factors, along with unanticipated foreign currency impacts, resulted in a year-over-year decrease in adjusted EBITDA for the fourth quarter of approximately $25 million in Q4 '21, or $17 million excluding the $8 million contribution from our divested FPS business. Despite a lower fourth quarter, our GIP team again put up record adjusted EBITDA performance for the full fiscal 2022 on a very difficult 2021 compare, and I'm proud of the team and their contribution to Greif's results this year.
Now please turn to Slide 6. Paper Packaging's fourth quarter sales rose by approximately $44 million versus the prior year due to continued favorable price cost dynamics despite sequential month-over-month volume erosion through the quarter. This decreased demand resulted in a total 26,000 tons of economic downtime during the quarter, approximately 23,000 of which occurred in the month of October. Fourth quarter volumes in our CorrChoice sheet feeder system were down high single digits

Exhibit 99.2

per day compared to the very strong Q4 '21. This demand decline was in line with the overall box industry, which was down approximately 8% over the same period.
Fourth quarter tube and core volumes were down high single digits per day versus the prior year due to softness in film core, paper core and textile end markets, despite relative strength in some end markets, such as construction tubes. Despite declining demand and continued raw material cost inflation, favorable price cost led to an approximately $33 million increase in adjusted EBITDA in our PPS business, capping off a strong year of record operating performance for this business.
I'll now turn you over to our CFO, Larry Hilsheimer, on Slide 7, to discuss our Q4 financial review as well as outlook for fiscal 2023.
Lawrence Allen Hilsheimer
Executive VP & CFO
Thank you, Ole. Good morning, everyone. I want to start by reiterating Ole's opening comment of how proud we are of our team's performance in 2022. This was a record year financially for Greif across every measure, and I attribute our success to the relentless dedication by every Greif colleague to serve our customers with excellence. Clearly, we have had some economic tailwinds in the past few years, but as they rapidly disappeared in the second half of fiscal 2022, our teams did an outstanding job of managing through the challenges.
Now on to our results. I'll start by addressing the obvious. In early November, we announced a reaffirmation of our Q3 guidance as part of our participation at the 2022 Baird Industrials Conference. Our final Q4 EPS result of $1.83 results in a full year non-GAAP EPS of $7.87 per share, which is $0.03 below the low end of our reaffirmed range. Our reaffirmation was issued with the best information available as of the date released, which was prior to finalization of our year-end close procedures.
While our above-the-line results came on the lower side of our expectations due to demand deterioration, it was that, plus the combination of higher other expense from $4 million of negative currency impacts as well as higher-than-anticipated tax expense resulting from an unfavorable mix of jurisdictional income and tax return examination adjustments that drove our earnings per share below the low end of our range. While this was a frustrating development related to earnings, I'm pleased to report that in Q4, we posted solid gross profit and EBITDA growth despite lower sales as well as stable SG&A on a percent of sales basis and another quarter of record free cash flow.
I would like to specifically recognize our teams for their strong execution on working capital as volumes slowed in the fourth quarter. We've often cited our potential to generate cash when demand turns, and this quarter was a prime example of our agility and further evidence of the resilience of our business model.
We closed out 2022 having crushed the midpoints of our original 2022 commitments made at our Investor Day in June of 2019 by nearly $60 million on EBITDA and over $75 million on free cash flow. One other element of the commitments we made at our Investor Day was that we would achieve gross profit margins over 20%, SG&A below 10% and operating profit above 10%. We delivered on each at 20.7%, 9.4% and 11.3%, respectively. I'm extremely proud of our team.
Let's now turn to Slide 8 to further discuss 2023 outlook and guidance. We have made the decision to begin presenting guidance on an adjusted EBITDA and adjusted free cash flow basis and deemphasize earnings per share as the primary guidance metric. We feel that EBITDA and free cash flow are better representations of the ongoing results of our business, especially given our intention to continue to grow via acquisitions.
Earnings per share is often transitionally impacted by below the line adjustments made to accommodate impacts from acquisitions and divestitures as well as changes to our capital structure resulting from transactions and changing leverage, from other nonoperating adjustments, and from a changing mix of jurisdictional income, which impacts accuracy around tax forecasting.
We firmly believe that EBITDA and free cash flow are better representations of the true economics of our business and guiding along these measures will provide better transparency and clarity to both internal and external shareholders. We will continue to report adjusted earnings and earnings per share as before, and while we will no longer formally guide to EPS, we will give directional and informative context to our below-the-line expectations as part of our quarterly earnings call.
With that context provided for fiscal 2023, we anticipate generating between $820 million and $906 million of adjusted EBITDA and between $410 million and $460 million of adjusted free cash flow for the full year, which includes the impact of higher planned CapEx. On Slide 8, we provide the key assumptions which are included in our guidance range. You will note that our range is slightly wider than usual. We anticipate refining our range during fiscal '23. However, given the highly uncertain macroeconomic environment, we have determined there is too much variability in expectations to release a range

Exhibit 99.2

tighter than what is provided. We will be monitoring the dynamic changes in the market and will update the investment community further as we progress through 2023, and we will revise our guidance range as warranted.
Please turn to Slide 9. In closing, I want to remind investors of the strength of our balance sheet and our commitment to our capital allocation strategy outlined at our Investor Day. As we come off a record year in 2022 and enter a more uncertain path in 2023, our focus on disciplined capital allocation becomes even more important.
We currently sit over 25 basis points below our target leverage ratio range of 2 to 2.5x net debt to EBITDA. And with the acquisition of Lee Container, we anticipate being back to the low end of our range by the end of 2023. We remain committed to our plan to increase our dividend, continue our share repurchases and invest in our business. Our M&A pipeline remains robust, and Greif will continue to pursue our acquisition strategy to elevate the breadth and quality of the businesses in our portfolio. I am proud of the work we've done and the work we have ahead of us as we enter 2023 and advance on our Build to Last strategy.
With that, I'll turn things back to Ole on Slide 10.

Ole G. Rosgaard
President, CEO & Director
Thanks, Larry. To sum up our thoughts, fiscal 2022 was a record year for Greif in many respects and we again would like to thank each and every one of our colleagues for being a part of making those results possible.
As we look into 2023, uncertainty does exist, and while our guidance reflects expected results lower than in 2022 numbers due to the macroeconomic environments we have discussed, they will constitute the second highest EBITDA and free cash flow output in the 145-year history of Greif. We have been through downturns like this. The teams know how to win in this environment, and we will be successful. We are excited for the year ahead and to continue to produce results worthy of your investment in our Company. We thank you for your interest in Greif.
Norma, please open the lines for questions.

QUESTION AND ANSWER
Operator
Thank you. As a reminder to ask a question you will need to press star one on your telephone. Please wait for your name to be announced. Please stand by while we compile the Q&A roster. Our first question comes from the line of Ghansham Panjabi with R. W. Baird.
Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
Congrats on a really amazing year. As we kind of think back to fiscal year '22, and as we came through the year, it was clear that the PPS segment would start to benefit from margin expansion, and there's likely to be some sort of moderation in GIP just given the outsized fiscal year '21 for that segment. On that basis, how do you sort of think that segment dynamics will play out in fiscal year '23 based on what you see occurring?
Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. Thank you, Ghansham. This goes back to what we've talked about the fact that our 2 business units tend to offset each other just because of the pricing lag in PPS. And it did, as you mentioned, play that way through '22. For '23, our first quarter and first half of the year in GIP is going to be extremely weak. The demand deterioration in the market has been pretty significant. And that, combined with the rapid decrease in the cost of steel, it plays out through us as we've explained in the past, and as Ole commented in his comments, that will squeeze our margin pretty significantly.
We expect that our price adjustment mechanisms will catch up with that through the second quarter into the rest of the year and demand should pick up. And you'll see sort of the opposite flow through, where our PPS, we believe, will be very strong first, second quarter and should continue reasonably well through the year as we think things will pick up in the second half of the year.
Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
Okay. Perfect. And for my second question, Larry, maybe you could just help us with the bridge on EBITDA '23 versus '22. Obviously, you have a very wide range for '23. So maybe the midpoint differential? What are the big moving pieces there?
Lawrence Allen Hilsheimer

Exhibit 99.2

Executive VP & CFO
Yes. Ghansham, usually, we would walk down the midpoint. But I'll tell you, given the macroeconomic uncertainty, we've approached it in a different manner this year where we just really took each of the variables and did multiple scenario plans and laid them across the chart and just use that to frame our upside and downside. And so, for example, we looked at OCC, and we think that it will be somewhere in the range of $35/ton to $90/ton throughout the year and probably trending upward through the year. Everybody keeps talking about capacity additions. As capacity comes on, there will be some, I'll say, artificial bump in demand on OCC because they can only produce so much and the market has to have end demand for everybody at some point.
But -- so we scaled out our OCC assumption. We've done scenario planning on pricing and paper business across our grades, multiple different ones. You have flat. You have some increase, decrease. We don't actually have any with increases in pricing at any time in the year but modeling out different alternatives.
And then just pace of demand on the side of the GIP business. So, I know that's not all that helpful in terms of a midpoint analysis. But if I give you a little bit, I would say that from an operations standpoint, we think the high end of things is a potential decrease of $12 million from this year's overall EBITDA to a potential decrease of $98 million on EBITDA across all of the operational factors. That does include uplift from Lee Container.
We also have -- remember, we had the divestiture of FPS, which was about $16 million of EBITDA that was included in fiscal '22. So that's gone. And we also have some cats and dogs immaterial things that we're in the process of disposing that will take another $10 million to $12 million of EBITDA out and generate some proceeds for us as those things play out over the next couple of quarters.
Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
Okay. Perfect, thank you and happy holidays to all of you.
Operator
Our next question comes from Adam Josephson with KeyBanc.
Adam Jesse Josephson
KeyBanc Capital Markets Inc., Research Division
Ole, Larry, Matt, hope you are well. Larry, it sounds like in the PPS business, you're expecting to have a much better year than in the GIP business, and I know, aided by OCC having fallen quite considerably, you gave us your range for OCC. Obviously, I presume you're not going to talk about your containerboard and boxboard pricing assumptions relative to your OCC price assumption. So can you help us, I mean this is a spread business, obviously. And it's hard to know how to think about how conservative or perhaps aggressive your guidance is without knowing what spread you're assuming between prices and costs next year, along with whatever you're assuming demand will be. So, is there any more clarity you could give us on what you're assuming in PPS in terms of the spread between prices and costs and what you're assuming for demand?
Lawrence Allen Hilsheimer
Executive VP & CFO
Not really, Adam. I mean like I said, we did a bunch of different scenario plans and have looked across it. And so, what I gave in the answer to Ghansham is as deep as we're going to go into specifics on it. What I would say is, look, our worst-case scenario that takes everything bad that we can come up with for next year still delivers $820 million of EBITDA. And I go back and it's interesting, if I look across all of our analyst group a year ago, today, the consensus among everybody for EBITDA across the group was $807 million for '23.
So even our worst case is better than the whole group thought we could do for '23. So, we're pretty happy about where we think '23 is going to be. As Ole said, that's still going to be our second best year ever, even if it's the worst case we have. But there's just too many macro uncertainties right now to give you any more detail than that on the pricing side.
Adam Jesse Josephson
KeyBanc Capital Markets Inc., Research Division
Got it. And on the GIP business, are you at liberty to talk about what your volume assumptions are? What your steel price assumptions are? And relative to the $100 million one-time price/cost benefit you had in steel in fiscal '21, I assume you're assuming a pretty significant one-time hit, particularly in 1H '23. Any details you could give us just along all those lines and the GIP business would be helpful.

Exhibit 99.2

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. Yes. So let me give you a broad -- for the U.S. business, the CRU index for 2022 averaged $1,806/ton. Okay? Started out the year at $2,293/ton, ended up the year at $1,254/ton. For '23, against that $1,806/ton, we're showing an average for the year of $1,056/ton. So, a pretty dramatic [decrease] (corrected by the Company after the call) in the index side of that.
For Europe, which is by far and away the largest, it's 4x the size of U.S. in terms of volumes. But we show in '22, it was $1,155/ton. And in Europe, it's $814/ton is the average for our '23 assumptions. From a volume basis, we are forecasting for the year, the volumes down on a global basis, Adam, about just shy of 3%, just shy of 1% in plastics, fiber down 3%; IBC is even down 1.5% sort of at the middle of our ranges that we did in those spaces.
Now to give you a further breakdown, North America were just shy of 6%. So dramatic decrease in North America and EMEA about 3%. If I go volume-wise [for PPS] (added for clarity by the Company after the call), now this is a mix of things, we've got all kinds of different assumptions across shutdowns and all that kind of thing, but I won't talk about mills because there's all kinds of different things on downtimes planned for maintenance and that kind of thing. But in our sheet business, we're expecting about [down] (added for clarity by the Company after the call), 3%, same thing on tube and core, down 3%.
Adam Jesse Josephson
KeyBanc Capital Markets Inc., Research Division
And just on the onetime hit that you're expecting from falling steel relative to the $100 million onetime benefit you had in fiscal '21?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. We haven't calculated that number, Adam. So, I don't have it for you.
Operator
As a reminder to ask a question please dial star one on your telephone. Our next question comes from George Staphos with Bank of America.
George Leon Staphos
BofA Securities, Research Division
Larry, Matt, Ole, congratulations on the progress in '22. I guess my first question would be within your guidance, and thank you for going through the detail that you could provide, Larry, I thought I heard you say that you do have something for Lee Container built in. If I heard that correctly, can you help us out a bit in terms of what we should be baking in both in terms of EBITDA and how much it contributed to the interest expense uplift? And then I had a follow-on.
Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. Thanks, George. So, I'd put somewhere between $25 million and $30 million. It's going to just depend on some of the -- we haven't worked through all of the impacts of what valuation adjustments might have on inventory at opening day and those kind of things. So, I'd say $25 million to $30 million would be a good range to put in on Lee for this year, and then we expect that to expand nicely beyond that in the future years.
On the interest expense, you look back, we ended up paying down about roughly $300 million of debt in 2022. We'll be taking on about $300 million in 2023. We've generally had a policy of fixing 40% to 60% of our debt. And we moved that up beginning in March, April this year when we did some refinancing. I asked our team to start to trend up to the top end of that 60%. And then as we rolled out our strategy and knew we would be going in the acquisition space, I asked our treasury team to move it up even further, to get ahead of our plans and roll it up to where we are approaching in the 80% [range] (added for clarity by the Company after the call). Where we're at now after we do the Lee acquisition will be about 65% fixed, and we believe that helps us manage our capital structure in a flexible manner and gives us more repayment opportunities if we don't find other acquisitions.
So, the bottom line of it is, if you look at it, last year, our interest expense was about $61 million, so 3% of $2 billion of debt. If you say we're going to be at about that same level of debt, that'll fluctuate through the year, but if you have 35% of that is floating with interest rates, you say, 35% of that $61 million. Floating rates have about tripled, so you've got another $60 million, $65 million of interest expense that will be related to that and puts us at an overall of $100 million to $105 million.

Exhibit 99.2

George Leon Staphos
BofA Securities, Research Division
Larry, that's great. We appreciate all that color. Very, very helpful. I guess my other question and just on exit rates on volume, you mentioned that volumes were declining sequentially across GIP. Could you talk to us -- and certainly, they were down also in PPS. Can you tell us where early in the new year, volumes are trending? And it would be helpful, obviously, because we have at least your volume forecast for the year, relative to the other Q&A.
Ole G. Rosgaard
President, CEO & Director
I'll take that one. So obviously, we saw demand eroding sequentially throughout the quarter. That softness has continued into November, but it is stabilizing as we see it. We also believe there is some destocking going on, both in Q3 and into Q4, but primarily on the paper side...
Lawrence Allen Hilsheimer
Executive VP & CFO
Indirect.
Ole G. Rosgaard
President, CEO & Director
Indirect, yes. And obviously, you have RISI coming out on December 16, and then we'll see what happens after that.

George Leon Staphos
BofA Securities, Research Division
Larry, you said indirect destocking, so you meant downstream and how that flows back to your business?
Lawrence Allen Hilsheimer
Executive VP & CFO
That's the biggest impact...
Ole G. Rosgaard
President, CEO & Director
Our customer’s customer.
Operator
Our next question comes from Aadit Shrestha with Stifel.
Aadit Shrestha
Stifel, Nicolaus & Company, Incorporated, Research Division
Just coming in for Michael Hoffman, he couldn't make it. So, my first question is just regarding FX. And do you have anything built in for that within your guidance? And obviously, it was a big headwind this year, but I think the rates are sort of a little bit better now. So how do you see that going forward?
Lawrence Allen Hilsheimer
Executive VP & CFO
So, we factor it in based on futures in currency every year in our budget process. And when we end up giving quarterly guidance, we do factor in some range of expectancies on currency. And normally, if everything doesn't go against you, it sort of goes within the range and it ends up being an immaterial item for us. Clearly, for this year, two things happened to us. One is we used to have a good natural hedge with our FPS business, and when we sold that, we lost some of that natural hedge, and so we did more financial hedging, but we saw an overall impact for the year, roughly $9 million, which is more than what we would have had in the past.
Going forward, next year, based on what we see in the currency markets, we have on our revenue side, about $160 million to $170 million headwind next year is what we estimate right now from currency, but we do hedge a decent amount of it so the bottom line impact should be immaterial.
Aadit Shrestha

Exhibit 99.2

Stifel, Nicolaus & Company, Incorporated, Research Division
Okay. Great. And as a follow-up, just regarding the free cash flow guidance. I think you have working capital to be a source of cash of around $70 million. And I think you had a pretty sizable $90 million source to 4Q '22. How much more working capital improvement can you drive in the near term, basically? Is this all sort of captured within the next year or do you see incremental working capital benefit past 2023?
Lawrence Allen Hilsheimer
Executive VP & CFO
We actually believe that we have more working capital opportunities. We brought in a very seasoned and knowledgeable supply chain leader last year and she has spent a good part of this year really diving into our operations, and we have a glide path that we're going on, on actions to execute that we do believe provides us the opportunity to drive even better improvement in our working capital.
Our team did a phenomenal job in the fourth quarter, as we said, executing on what we've said to people before, when demand decelerates, we are able to generate cash and they did an excellent job but we do think there's upside. We think we'll have a benefit somewhere $50 million to $90 million from working capital in the coming year.
Operator
Our next question comes from Adam Josephson with KeyBanc.
Adam Jesse Josephson
KeyBanc Capital Markets Inc., Research Division
Just to follow up on George's question about exit rates, volume trends. Can you talk about, relative to down, call it, 8% in the October quarter, what volume was down by month and then what you saw in November?
Lawrence Allen Hilsheimer
Executive VP & CFO
We'll look at it on units per production day, Adam. So, if I go to GIP, August, we were 212,000 a month. September was 201,000. October was actually 204,000, and then November was about 194,000. So steel is the biggest one across the platform, but the others are similar trend lines.
Adam Jesse Josephson
KeyBanc Capital Markets Inc., Research Division
And in PPS, I’m just trying to get a sense of what the exit rate was. In other words, if November was down...
Lawrence Allen Hilsheimer
Executive VP & CFO
You're seeing trend lines go down for sure across all of our businesses, but much less so in the PPS operation. I mean we did see some deterioration in November more in that business. So put it in a downtime perspective, Adam, we had 30,000 tons downtime in November, about half of that containerboard.
Adam Jesse Josephson
KeyBanc Capital Markets Inc., Research Division
And you had taken how much downtime previously, Larry, just as a reminder?
Lawrence Allen Hilsheimer
Executive VP & CFO
26,000 tons in Q4 of our fiscal year. So yes, November was a big downtime month.
Adam Jesse Josephson
KeyBanc Capital Markets Inc., Research Division
Got it. Okay, and what you're saying is that trends in now are similar to what they were in November?
Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. We don't see it as significant in the coming months.

Exhibit 99.2

Adam Jesse Josephson
KeyBanc Capital Markets Inc., Research Division
Got it. Okay. Just on Lee Container, you mentioned that it's a platform deal. It's going to make the business less cyclical. Can you just talk about how much of that business is industrial versus consumer? Is it an entirely different customer base for you? Just give us a little more detail as to where these jerrycans and small plastic containers are sold? Again, is there any customer overlap, et cetera?
Ole G. Rosgaard
President, CEO & Director
Adam, there's a considerable amount of similar customers or customer overlap, but primarily, the business is within the agrochemical markets, where the jerrycans you produce in that market, they're pretty sophisticated. So, it's not a commodity market. That's the biggest element. Then you have, on the consumer side, a very small element of jerrycan that goes into things like pets and cat sand and that sort of thing and then you have a growing pharma market as well, which we do like, and that's also part of our strategy to expand into those markets. So ag is a growing market, you will see food shortage as we go forward in the coming years. We like that. Pharma is a growing market for us as well, and we like that as well. So, all in all, you will see this acquisition help us being even less cyclical.
Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, the relative share of ag business in Lee is significantly higher than in our current business.
Matt Leahy
Vice President of Corporate Development & Investor Relations
Adam, about 15% of that business, you could call pure industrial, which serves like the lubricants and oil, petrochemical, fuel additives, motor oil market. But outside of that, it leans more to those segments that Larry and Ole highlighted.
Adam Jesse Josephson
KeyBanc Capital Markets Inc., Research Division
Larry, just one last one, if you don't mind. Back to GIP. So, the segment's EBITDA had been running around $300 million for a number of years and then in fiscal '21, it went up to call it, $450 million, and it was similar this past year. And obviously in '21, you had that onetime steel benefit. Last year, you didn't have that, but nonetheless, you were able to hold profitability at that same level. Can you give us any sense of what you think "normalized EBITDA" for that segment is? I assume you think it's higher than what it used to be pre-pandemic of around $300 million a year, but I also assume you don't think it's $450 million either given the one-time benefits during the pandemic. So, any thoughts you could give there, I would appreciate.
Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. And just, I mean, during the pandemic, our EBITDA in fiscal '20 was $320 million. The growth really happened through '21, which, yes, there is still ongoing fallout from the pandemic for sure. But it's way closer to $450 million than it is to $350 million. I would tell you that. I mean we think it's clearly north of $400 million on a going basis. We have a significant hit built into our guidance this year because of the combination of the dramatic decrease in steel cost and volume deterioration.
I would tell you, in our fiscal '19 Investor Day, I stood up on the stage and told everybody that we were in an industrial recession. I'll tell you it feels like that right now. I mean talking to our customers across all of our spectrums, everybody's volumes are off. And so, I know there's a lot of economists saying they see a recession in the latter half of next year, that might be when the consumers start running out of the money that was handed out to them by the government. But right now, we're seeing it in the industrial space. But the good news for us is, like I said, we've modeled all that out, and we're still going to have a great year.
Operator
And I'm currently showing no further questions at this time. I'd like to hand the conference back over to Matt Leahy for any closing comments.
Matt Leahy
Vice President of Corporate Development & Investor Relations

Exhibit 99.2

Thank you, everyone, for joining today, and have a happy holiday.
Operator
Ladies and gentlemen, thank you for your participation today. You may now disconnect. Everyone, have a wonderful day.